Herc Holdings Reports Strong Third Quarter 2022 Results
and Raises 2022 Guidance

Third Quarter Highlights
–Equipment rental revenue increased 35.9% to a record $706.2 million
–Total revenues increased 35.4% to $745.1 million
–Net income increased 40.2% to $101.4 million, or $3.36 per diluted share
–Adjusted EBITDA grew 40.3% to a record $345.0 million and adjusted EBITDA margin expanded 160 basis points to 46.3%
–Repurchased approximately 540,000 shares of common stock
–Raises FY 2022 adjusted EBITDA guidance to 36% to 40% growth over the prior year

Bonita Springs, Fla., October 20, 2022 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2022. Equipment rental revenue was $706.2 million and total revenues were $745.1 million in the third quarter of 2022, compared to $519.6 million and $550.4 million, respectively, for the same period last year. In the third quarter of 2022, the Company reported net income of $101.4 million, or $3.36 per diluted share, an increase of 41.8% compared to $72.3 million, or $2.37 per diluted share, in the same 2021 period.
"We continued to see strong demand for our equipment rental services across all of our geographic regions," said Larry Silber, president and chief executive officer. "Our rental revenue increased 35.9% over the prior year, while average fleet increased 35.0% to $5.3 billion. Adjusted EBITDA increased 40.3% to $345.0 million and adjusted EBITDA margin expanded 160 basis points to 46.3% in the quarter.

"Just as our third quarter was nearing its close, Hurricane Ian landed in Southwest Florida. The ferocity of its impact on our local communities has been widely reported in the news. Our outstanding and dedicated Herc team stepped up to immediately respond to the needs of fellow team members, customers and communities. I want to thank all of our team for their support and their commitment to operate safely and effectively throughout the preparation, cleanup and remediation that is now ongoing throughout the region."

2022 Third Quarter Financial Results

•Equipment rental revenue increased 35.9% to $706.2 million compared to $519.6 million in the prior-year period.

•Total revenues increased 35.4% to $745.1 million compared to $550.4 million in the prior-year period. The year-over-year increase of $194.7 million was primarily related to an increase in equipment rental revenue of $186.6 million and an increase in sales of rental equipment of $4.9 million.

•Pricing increased 6.2% compared to the same period in 2021.

•Dollar utilization decreased to 45.3% compared to 46.0% in the prior-year period primarily due to mix of equipment on rent.
•Direct operating expenses (DOE) of $277.5 million increased 32.8% compared to the prior-year period. The $68.6 million increase was primarily related to strong rental activity and increases in payroll and related expenses associated with additional headcount, in addition to higher fuel prices, maintenance and facilities expenses.

•Depreciation of rental equipment increased 32.4%, or $34.2 million, to $139.6 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 50.0%, or $8.5 million, to $25.5 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses (SG&A) increased 36.8% to $111.5 million compared to $81.5 million in the prior-year period. The $30.0 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation increases, general payroll and benefits, and travel expense.

•Interest expense increased to $33.0 million compared with $21.4 million in the prior-year period due to increased balances and interest rates on the ABL Credit Facility.

•Income tax provision was $34.2 million compared to $23.8 million for the prior-year period. The provision was driven by the level of pre-tax income, offset partially by certain non-deductible expenses.

•The Company reported net income of $101.4 million compared to $72.3 million in the prior-year period. Adjusted net income increased 42.2% to $103.4 million, or $3.42 per diluted share, compared to $72.7 million, or $2.38 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 40.3% to $345.0 million compared to $245.9 million in the prior-year period, while adjusted EBITDA margin increased 160 basis points to 46.3% compared to 44.7% in the prior-year period.

2022 Nine Months Financial Results

•Equipment rental revenue increased 34.4% to $1,838.4 million compared to $1,368.0 million in the prior-year period.

•Total revenues increased 30.6% to $1,952.8 million compared to $1,495.1 million in the prior-year period. The year-over-year increase of $457.7 million was related to an increase in equipment rental revenue of $470.4 million, offset primarily by lower sales of rental equipment of $22.6 million. The reduction in sales of rental equipment resulted from strong rental demand and the strategic management of our fleet to maximize fleet size and minimize the sales of rental equipment.

•Pricing increased 5.4% compared to the same period in 2021.

•Dollar utilization increased to 43.2% compared to 42.4% in the prior-year period primarily due to increased volume and rate.
•Direct operating expenses (DOE) of $751.0 million increased 33.4% compared to the prior-year period. The $187.9 million increase was primarily due to strong rental activity and increases in payroll and related expenses associated with additional headcount, in addition to increases in fuel prices, maintenance, delivery and freight, facilities, and re-rent expenses related to the corresponding increase in re-rent revenue.

•Depreciation of rental equipment increased 26.8%, or $82.2 million, to $389.1 million through the third quarter of 2022 due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 41.2%, or $20.1 million, to $68.9 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses (SG&A) increased 34.8% to $297.9 million compared to $221.0 million in the prior-year period. The $76.9 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation, general payroll and benefits, and travel expense.

•Interest expense increased to $80.7 million compared with $63.8 million in the prior-year period due to increased balances and interest rates on the ABL Credit Facility.

•Income tax provision was $68.1 million compared to $46.7 million for the prior-year period. The provision in each period was driven by the level of pre-tax income, offset partially by a benefit related to stock-based compensation and non-deductible expenses.

•The Company reported net income of $232.1 million compared to $152.3 million in the prior-year period. Adjusted net income increased 54.6% to $237.4 million, or $7.83 per diluted share, compared to $153.6 million, or $5.05 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 35.7% to $866.0 million compared to $638.2 million in the prior-year period, while adjusted EBITDA margin increased 160 basis points to 44.3% compared to 42.7% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $774.6 million through the end of the third quarter of 2022 compared with $360.9 million in the prior-year period. Gross rental equipment capital expenditures were $841.2 million compared to $447.0 million in the comparable prior-year period. Proceeds from disposals were $66.6 million compared to $86.1 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of September 30, 2022, the Company's total fleet was approximately $5.4 billion at OEC.

•Average fleet at OEC in the third quarter increased year-over-year by 35.0% compared to the prior-year period.

•Average fleet age was 49 months as of September 30, 2022, compared to 48 months in the comparable prior-year period.
Disciplined Capital Management

•The Company acquired 16 companies with a total of 24 locations and opened 17 new greenfield locations through the end of the third quarter of 2022.

•Net debt was $2.8 billion as of September 30, 2022, with net leverage of 2.4x compared to 2.1x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to 1.6 billion of liquidity as of September 30, 2022.

•The Company declared its quarterly dividend of $0.575 payable to shareholders of record as of August 19, 2022, with a payment date of September 2, 2022.

•The Company acquired approximately 540,000 shares of its common stock for $59.1 million during the third quarter of 2022. As of September 30, 2022, the approximate dollar value that remains available under the share repurchase program is $336.7 million.

"Given our belief that the Company's valuation is discounted compared to our long-term growth expectations, we acquired $59 million of common stock during the third quarter," Mr. Silber said. "Consistent with our capital allocation goals, we expect to remain within our targeted net leverage range of 2x to 3x while executing on our long-term strategy of organic and M&A growth, and allocating capital to our shareholders."

Outlook

The Company updated its full year 2022 adjusted EBITDA guidance range and net rental capital expenditures guidance. The updated guidance range for the full year 2022 adjusted EBITDA reflects an increase of 36% to 40% compared to full year 2021 results.

	Prior	Current
Adjusted EBITDA:	$1.195 billion to $1.245 billion	$1.220 billion to $1.250 billion
Net rental equipment capital expenditures:	$900 million to $1.12 billion	$1.00 billion to $1.10 billion

Mr. Silber added, "Demand from our customers continues to be strong as we close out 2022. We continue to benefit from tight equipment inventory and believe a secular shift from ownership to rental is accelerating. With the steady announcement of new industrial, alternative energy and infrastructure projects, we believe we are well-positioned to generate continued revenue growth in 2023 and beyond."

Earnings Call and Webcast Information

Herc Holdings' third quarter 2022 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-888-660-6011 and international participants should call the country specific dial in numbers listed at https://events.q4irportal.com/custom/access/2324, using the access code: 7812157. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 351 locations in North America. With over 57 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 6,400 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2021 total revenues were approximately $2.1 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital allocation strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Equipment rental	$706.2	$519.6	$1,838.4	$1,368.0
Sales of rental equipment	21.5	16.6	68.5	91.1
Sales of new equipment, parts and supplies	10.0	8.6	27.1	22.5
Service and other revenue	7.4	5.6	18.8	13.5
Total revenues	745.1	550.4	1,952.8	1,495.1
Expenses:
Direct operating	277.5	208.9	751.0	563.1
Depreciation of rental equipment	139.6	105.4	389.1	306.9
Cost of sales of rental equipment	16.2	13.7	48.8	76.8
Cost of sales of new equipment, parts and supplies	6.3	6.5	17.0	15.6
Selling, general and administrative	111.5	81.5	297.9	221.0
Non-rental depreciation and amortization	25.5	17.0	68.9	48.8
Interest expense, net	33.0	21.4	80.7	63.8
Other (income) expense, net	(0.1)	(0.1)	(0.8)	0.1
Total expenses	609.5	454.3	1,652.6	1,296.1
Income before income taxes	135.6	96.1	300.2	199.0
Income tax provision	(34.2)	(23.8)	(68.1)	(46.7)
Net income	$101.4	$72.3	$232.1	$152.3
Weighted average shares outstanding:
Basic	29.7	29.6	29.8	29.6
Diluted	30.2	30.5	30.3	30.4
Earnings per share:
Basic	$3.41	$2.44	$7.79	$5.15
Diluted	$3.36	$2.37	$7.66	$5.01

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$56.9	$35.1
Receivables, net of allowances	519.0	388.1
Other current assets	58.8	46.5
Total current assets	634.7	469.7
Rental equipment, net	3,311.3	2,665.3
Property and equipment, net	365.7	308.4
Right-of-use lease assets	529.9	413.7
Goodwill and intangible assets, net	803.6	620.2
Other long-term assets	38.8	13.1
Total assets	$5,684.0	$4,490.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$15.1	$15.2
Current maturities of operating lease liabilities	41.8	38.7
Accounts payable	326.6	280.6
Accrued liabilities	200.6	195.4
Total current liabilities	584.1	529.9
Long-term debt, net	2,761.9	1,916.1
Financing obligations, net	108.3	111.2
Operating lease liabilities	504.4	387.4
Deferred tax liabilities	612.2	536.8
Other long term liabilities	30.0	32.1
Total liabilities	4,600.9	3,513.5
Total equity	1,083.1	976.9
Total liabilities and equity	$5,684.0	$4,490.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$232.1	$152.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	389.1	306.9
Depreciation of property and equipment	46.7	40.9
Amortization of intangible assets	22.2	8.0
Amortization of deferred debt and financing obligations costs	2.4	2.4
Stock-based compensation charges	19.9	17.9
Provision for receivables allowances	34.7	20.6
Deferred taxes	77.9	37.4
Gain on sale of rental equipment	(19.7)	(14.3)
Other	2.5	2.8
Changes in assets and liabilities:
Receivables	(155.5)	(81.2)
Other assets	(10.7)	(5.9)
Accounts payable	(1.4)	7.7
Accrued liabilities and other long-term liabilities	(17.0)	7.7
Net cash provided by operating activities	623.2	503.2
Cash flows from investing activities:
Rental equipment expenditures	(841.2)	(447.0)
Proceeds from disposal of rental equipment	66.6	86.1
Non-rental capital expenditures	(81.7)	(31.1)
Proceeds from disposal of property and equipment	4.5	3.4
Acquisitions, net of cash acquired	(440.9)	(225.2)
Other investing activities	(23.0)	—
Net cash used in investing activities	(1,315.7)	(613.8)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	2,079.8	482.9
Repayments on revolving lines of credit and securitization	(1,228.2)	(355.0)
Principal payments under finance lease and financing obligations	(11.5)	(9.7)
Dividends paid	(51.5)	—
Repurchase of common stock	(53.3)	—
Other financing activities, net	(20.2)	(5.3)
Net cash provided by financing activities	715.1	112.9
Effect of foreign exchange rate changes on cash and cash equivalents	(0.8)	(0.1)
Net change in cash and cash equivalents during the period	21.8	2.2
Cash and cash equivalents at beginning of period	35.1	33.0
Cash and cash equivalents at end of period	$56.9	$35.2

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$101.4	$72.3	$232.1	$152.3
Income tax provision	34.2	23.8	68.1	46.7
Interest expense, net	33.0	21.4	80.7	63.8
Depreciation of rental equipment	139.6	105.4	389.1	306.9
Non-rental depreciation and amortization	25.5	17.0	68.9	48.8
EBITDA	333.7	239.9	838.9	618.5
Non-cash stock-based compensation charges	8.6	5.5	19.9	17.9
Other(1)	2.7	0.5	7.2	1.8
Adjusted EBITDA	$345.0	$245.9	$866.0	$638.2

Total revenues	$745.1	$550.4	$1,952.8	$1,495.1
Adjusted EBITDA	$345.0	$245.9	$866.0	$638.2
Adjusted EBITDA margin	46.3%	44.7%	44.3%	42.7%
(1) Merger and acquisition related, spin-off costs and impairment are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$101.4	$72.3	$232.1	$152.3
Other(1)	2.7	0.5	7.2	1.8
Tax impact of adjustments(2)	(0.7)	(0.1)	(1.9)	(0.5)
Adjusted net income	$103.4	$72.7	$237.4	$153.6

Diluted shares outstanding	30.2	30.5	30.3	30.4

Adjusted earnings per diluted share	$3.42	$2.38	$7.83	$5.05
(1) Merger and acquisition related, spin-off costs, and impairment are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Nine Months Ended September 30,
	2022	2021
Rental equipment expenditures	$841.2	$447.0
Proceeds from disposal of rental equipment	(66.6)	(86.1)
Net rental equipment capital expenditures	$774.6	$360.9

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Nine Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$623.2	$503.2

Rental equipment expenditures	(841.2)	(447.0)
Proceeds from disposal of rental equipment	66.6	86.1
Net rental equipment expenditures	(774.6)	(360.9)

Non-rental capital expenditures	(81.7)	(31.1)
Proceeds from disposal of property and equipment	4.5	3.4
Other	(23.0)	—
Free cash flow	$(251.6)	$114.6

Acquisitions, net of cash acquired	(440.9)	(225.2)
Increase in net debt	$(692.5)	$(110.6)